UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060
Washington, D.C. 20549	Expires: March 31, 2006
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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 4, 2010

TRIMAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10716	38-2687639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan	48304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (248) 631-5400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2010, the Compensation Committee (the “Committee”) of TriMas Corporation (the “Corporation”) granted a special one-time cash award to David Wathen, the Corporation’s President and Chief Executive Officer, and A. Mark Zeffiro, the Corporation’s Chief Financial Officer, in recognition of their leadership and performance. The Committee awarded Mr. Wathen the amount of $150,000 and Mr. Zeffiro the amount of $50,000, less applicable employment taxes and withholdings. The terms of the cash awards require Messrs. Wathen and Zeffiro to purchase during the first open trading window a number of shares of the Corporation’s common stock equivalent in value to the amount of their respective cash award on an after tax basis.

On February 26, 2010, the Committee, in connection with the 2002 and 2006 TriMas Corporation Long Term Equity Incentive Plans, approved the Long Term Equity Incentive Plan Non-Qualified Stock Option Agreement, Long Term Equity Incentive Plan Restricted Share Award Agreement and Long Term Equity Incentive Plan Restricted Stock Unit Agreement, each in the form attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.  The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Long Term Equity Incentive Plan Non-Qualified Stock Option Agreement
10.2	Long Term Equity Incentive Plan Restricted Share Award Agreement
10.3	Long Term Equity Incentive Plan Restricted Stock Unit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date:	March 4, 2010	By:	/s/ Joshua A. Sherbin
		Name:	Joshua A. Sherbin
		Title:	Vice President, General Counsel and Secretary